                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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- --------------------------------------------------------------------------------
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/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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

                               NASHUA CORPORATION
                               44 FRANKLIN STREET
                          NASHUA, NEW HAMPSHIRE 03060

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 22, 1994

      Notice is hereby given that the Annual Meeting of Stockholders of Nashua Corporation will be held on the Eighth Floor of the Fleet Bank, 75 State Street, Boston, Massachusetts, on April 22, 1994 at 10:00 a.m., for the following purposes:

         1. To elect a Board of Directors for the ensuing year.

         2. To act upon any other business as may properly be brought before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on March 15, 1994, as the record date for determining the stockholders having the right to notice of and to vote at the meeting.

                                          PAUL BUFFUM
                                          Secretary

March 21, 1994

                  IF YOU ARE ENTITLED TO VOTE AT THE MEETING,
                  KINDLY EXECUTE AND MAIL THE ENCLOSED PROXY.

                                PROXY STATEMENT

                                    GENERAL

     The accompanying proxy is solicited on behalf of the Board of Directors of Nashua Corporation ("Nashua"), a Delaware corporation, whose principal executive offices are located at 44 Franklin Street, Nashua, New Hampshire 03060, for use at the annual meeting of the stockholders of Nashua to be held on April 22, 1994, and at any adjournment thereof. Each proxy executed and returned by a stockholder may be revoked by delivering written notice of such revocation to the Secretary of Nashua or by executing and delivering to the Secretary a proxy bearing a later date at any time at or before the meeting except as to any matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authorization conferred by such proxy. This proxy statement is being mailed to stockholders on or about March 21, 1994.

                               VOTING SECURITIES

     The only outstanding class of voting securities of Nashua is its common stock, each share of which entitles the holder thereof to one vote. Only stockholders of record at the close of business on March 15, 1994, are entitled to vote at the annual meeting and at any adjournment thereof. As of the close of business on such date, there were 6,321,950 shares of its common stock outstanding (excluding 24,610 shares held in Nashua's treasury). The holders of a majority of the issued and outstanding stock entitled to vote, present in person or by proxy, constitute a quorum for the transaction of business.

                       NOMINEES FOR ELECTION AS DIRECTORS

     Pursuant to the bylaws of Nashua, the Board of Directors has fixed at ten the number of directors to be elected at the annual meeting. Nashua's directors are elected annually by the stockholders and hold office until successors are elected and qualified or until death, resignation or removal.

     It is expected that each proxy executed and returned by a stockholder will be voted for the election of the nominees for directors listed below, unless authority to do so is withheld. If, however, any nominee becomes unavailable (which is not now anticipated), the persons named as proxies may, in their discretion, vote for another nominee.

     Under Nashua's bylaws, the affirmative vote of the holders of a majority of the shares of Nashua's common stock entitled to vote held by stockholders present at the meeting in person or by proxy is required for the election of directors. It is believed that, under Delaware law, a vote that is withheld from a particular nominee will be treated as entitled to vote and present and thus have the effect of a negative vote.

     All of the nominees for directors named below are now directors of Nashua.

     The business experience of each nominee for the last five years and the year he first became a director of Nashua are as follows:

                                      DIRECTOR
             NAME               AGE    SINCE                     BUSINESS EXPERIENCE
- ------------------------------  ---   --------     -----------------------------------------------
Joseph A. Baute(a)(b)           66      1984       Mr. Baute was Chairman and Chief Executive
                                                   Officer of Markem Corporation (information
                                                   application systems) from prior to 1989 until
                                                   his retirement in 1993. He is also a Director
                                                   of Houghton-Mifflin Company, State Street Bank
                                                   & Trust Company and Infosoft International.
Richard E. Carter(b)(c)         65      1978(e)    Private investor. Mr. Carter was President of
                                                   Carter Offshore Design, Inc. (yacht design and
                                                   marketing) until 1987.
Charles E. Clough               63      1966       Mr. Clough has been Chairman and Chief
                                                   Executive Officer of Nashua Corporation since
                                                   prior to 1989. He was President from prior to
                                                   1989 until September 1993. He is also a
                                                   Director of Pennichuck Corporation and
                                                   Hitchiner Manufacturing Co., Inc.
Thomas W. Eagar(c)(d)           44      1993       Professor Eagar has been Professor of Materials
                                                   Engineering at Massachusetts Institute of
                                                   Technology (MIT) since 1987 and POSCO Professor
                                                   of Materials Engineering since 1993. He has
                                                   also been a Co-Director of the Leaders for
                                                   Manufacturing Program at MIT since 1993.
Charles S. Hoppin(a)(d)         62      1979       Mr. Hoppin has been a partner in the law firm
                                                   of Davis Polk & Wardwell since prior to 1989.
John M. Kucharski(a)(b)         58      1988       Mr. Kucharski has been the Chairman, Chief
                                                   Executive Officer and President of EG&G, Inc.
                                                   (technical and scientific products and
                                                   services) since prior to 1989. He is also a
                                                   Director of New England Electric System, Eagle
                                                   Industry Co., Ltd. and State Street Boston
                                                   Corporation.
William E. Mitchell             50      1993       Mr. Mitchell has been the President and Chief
                                                   Operating Officer of Nashua Corporation since
                                                   September 1, 1993. He was Senior Vice
                                                   President, Electronics Sector, of Raychem
                                                   Corporation from 1991 to 1993 and Senior Vice
                                                   President, International and Industrial Sector,
                                                   from 1989 to 1991. Mr. Mitchell is also a
                                                   Director of Heraeus Surgical, Inc. and the
                                                   American Electronics Association.
Guy W. Nichols(a)(c)            68      1978       Mr. Nichols has been the Chairman of Woods Hole
                                                   Oceanographic Institution since prior to 1989.
                                                   He is also a Director of State Mutual Life
                                                   Assurance Company of America, Allmerica
                                                   Property & Casualty Companies, Inc. and Noble
                                                   Affiliates Inc.
James F. Orr III (b)(d)         51      1989       Mr. Orr has been Chairman, Chief Executive
                                                   Officer and President of UNUM Corporation
                                                   (insurance) since prior to 1989. He is also a
                                                   Director of Grumman Corporation.

                                      DIRECTOR
             NAME               AGE    SINCE                     BUSINESS EXPERIENCE
- ------------------------------  ---   --------     -----------------------------------------------
James Brian Quinn(c)(d)         66      1985       Professor Quinn has been the Buchanan Professor
                                                   of Management (Emeritus), Amos Tuck School of
                                                   Business Administration, Dartmouth College, and
                                                   President of James Brian Quinn Associates
                                                   (consultants) since prior to 1989. He is also a
                                                   Director of Spectra, Inc.

- ---------------

(a) Member of the Audit Committee of Nashua's Board of Directors.

(b) Member of the Executive Salary Committee of Nashua's Board of Directors.

(c) Member of the Nominating Committee of Nashua's Board of Directors.

(d) Member of the Pension Plan Review Committee of Nashua's Board of Directors.

(e) Richard E. Carter was also a Director of Nashua from 1958 until 1975.


                         BOARD OF DIRECTORS COMMITTEES

     Included among the committees of the Board of Directors are standing Audit, Executive Salary and Nominating Committees.

AUDIT COMMITTEE

     The Audit Committee approves the appointment of the independent accountants of the corporation, reviews with those accountants the annual audits of the corporation's consolidated financial statements and performs such other functions relating to the auditing of the corporation as the Committee or the Board may from time to time determine to be appropriate. The Audit Committee held two meetings in 1993.

EXECUTIVE SALARY COMMITTEE

     The Executive Salary Committee reviews executive compensation, sets the Chairman's base salary and administers the Management Incentive Compensation Program, the Supplemental Compensation Plan and the corporation's stock option plans. The Executive Salary Committee held three meetings in 1993.

NOMINATING COMMITTEE

     The Nominating Committee makes recommendations to the Board of Directors on the size and composition of the Board, policies involving terms and retirement of directors, candidates for election to the Board and certain other matters. The Nominating Committee will consider potential nominees for election to the Board of Directors recommended by any stockholder provided such recommendation is submitted in writing to the Secretary on or before November 21, 1994 for the 1995 annual meeting. The Nominating Committee held two meetings in 1993.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     During 1993 the Board of Directors held five regular meetings and two special meetings. Each of the directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held while he was a director and (2) the total number of meetings held by all committees of the Board on which he served.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Mr. Carter made a late filing on February 28, 1994 of a Form 5 annual report with respect to a certain exempt transaction in shares of Nashua common stock during 1993. The due date of this Form 5 was February 14, 1994. The reported transaction was a stock option grant on April 23, 1993.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Directors of Nashua, except employees, receive $15,000 per year and $750 plus expenses for each Board meeting and Board committee meeting attended. Members of the Audit Committee receive an additional $1,750 annually. In addition, directors of Nashua who are not employees are each year awarded options to purchase 1,000 shares of common stock having an exercise price equal to the fair market value for such shares on date of award under the provisions of Nashua's 1993 Stock Incentive Plan.

     The following table sets forth the annual and long-term compensation paid to Nashua's five most highly compensated executive officers at December 31, 1993 and to Mr. Mitchell for services rendered to Nashua for the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                      ANNUAL COMPENSATION        -------------
                                        FISCAL   -----------------------------   OPTIONS/SARS       ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR     SALARY      BONUS   OTHER(1)     (SHARES)      COMPENSATION(2)
- --------------------------------------  -------  --------     -----   --------   -------------   ---------------
Charles E. Clough.....................   1993    $407,692      $ 0     $ 2,381       15,000         $ 130,185
  Chairman of the Board and Chief        1992    $400,003      $ 0     $ 2,926       15,000         $ 123,484
  Executive Officer                      1991    $407,692      $ 0     $ 3,123        9,000         $ 116,334

William E. Mitchell...................   1993    $127,692(3)   $ 0     $ 1,942       45,000         $   3,528
  President and Chief Operating          1992          --       --          --           --                --
  Officer                                1991          --       --          --           --                --

John G. Barnes........................   1993    $224,991      $ 0     $ 1,063        3,600         $   3,667
  Vice President                         1992    $216,242      $ 0     $   698        3,600         $  38,727
                                         1991    $217,643      $ 0     $ 1,010        3,600         $  36,327

John J. Montesi.......................   1993    $209,280      $ 0     $ 1,878        3,600         $   3,763
  Vice President                         1992    $197,387      $ 0     $ 2,351        3,600         $  44,872
                                         1991    $200,000      $ 0     $ 2,507        3,600         $  42,361

Joseph R. Kershaw.....................   1993    $204,703      $ 0     $ 1,216        3,600         $   3,838
  Vice President                         1992    $193,112      $ 0     $ 1,406        3,600         $  39,819
                                         1991    $195,000      $ 0     $ 1,193        3,600         $  37,931

William Luke..........................   1993    $198,438      $ 0     $   925        3,600         $  26,238
  Vice President -- Finance and Chief    1992    $191,761      $ 0     $ 1,913        3,600         $  25,231
  Financial Officer                      1991    $192,338      $ 0     $   915        3,600         $  21,967

- ---------------

(1) Tax equalization payments.

(2) Includes amounts set aside under the Company's Supplemental Compensation Plan, Company contributions to the 401(k) Savings Plan and executive life insurance reimbursement income. In 1993, these amounts were (i) as to the Supplemental Compensation Plan -- Mr. Clough, $124,335 and Mr. Luke, $23,061; (ii) as to life insurance reimbursement income -- Mr. Clough, $3,350; Mr. Mitchell, $2,297; Mr. Barnes, $1,167; Mr. Montesi, $1,263; Mr.
     Kershaw, $1,338; and Mr. Luke, $677; and (iii) as to the


     401(k) Savings Plan -- Mr. Clough, $2,500; Mr. Mitchell, $1,231; Mr. Barnes, $2,500; Mr. Montesi, $2,500; Mr. Kershaw, $2,500; and Mr. Luke, $2,500.

(3) Mr. Mitchell joined Nashua in September 1993. His annual salary is $400,000.

STOCK OPTIONS/STOCK APPRECIATION RIGHTS

     The following table sets forth certain information as to options/SARs granted during fiscal 1993 to the individuals listed in the Summary Compensation
Table. In accordance with SEC rules, also shown are the hypothetical gains or "option spreads", on a pre-tax basis, that would exist for the respective options/SARs. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options/SARs were granted over the full option term. To put this data into perspective, the resulting stock prices for the grants expiring on March 6, 2003 would be $41.94 at a 5% rate of appreciation and $66.79 at a 10% rate of appreciation, and for the grant expiring on September 2, 2003, $49.27 at 5% and $78.46 at 10%.

                        OPTION/SAR GRANTS IN FISCAL 1993

                                                                                          POTENTIAL REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL RATES OF STOCK
                                                                                             PRICE APPRECIATION FOR
                                         % OF TOTAL OPTIONS/   EXERCISE OR                       OPTION/SAR TERM
                       OPTIONS/SARS        SARS GRANTED TO     BASE PRICE    EXPIRATION   -----------------------------
        NAME            GRANTED(#)        EMPLOYEES IN 1993     ($/SHARE)       DATE      0%        5%          10%
- ---------------------  -------------     -------------------   -----------   ----------   ---    --------    ----------
Charles E. Clough....      15,000(1)              14.2%          $ 25.75       3/6/2003   $ 0    $242,911    $  615,583
William E.
  Mitchell...........      45,000(2)              42.5%          $ 30.25       9/2/2003   $ 0    $856,083    $2,169,482
John G. Barnes.......       3,600(1)               3.4%          $ 25.75       3/6/2003   $ 0    $ 58,299    $  147,740
John J. Montesi......       3,600(1)               3.4%          $ 25.75       3/6/2003   $ 0    $ 58,299    $  147,740
Joseph R. Kershaw....       3,600(1)               3.4%          $ 25.75       3/6/2003   $ 0    $ 58,299    $  147,740
William Luke.........       3,600(1)               3.4%          $ 25.75       3/6/2003   $ 0    $ 58,299    $  147,740
- ---------------

(1) These options became exercisable one year after grant, on March 5, 1994.

(2) These options become exercisable in three equal installments -- 15,000 on September 1, 1995, 15,000 on September 1, 1997 and 15,000 on September 1, 1999.

     The following table sets forth information as to options/SARs exercised in 1993 and unexercised options/SARs held at the end of fiscal 1993, by the individuals listed in the Summary Compensation Table:

                    OPTION EXERCISES IN FISCAL YEAR 1993 AND
                  VALUE OF OPTIONS/SARS AT END OF FISCAL 1993

                                                                NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED,
                                                                 OPTIONS/SARS HELD AT          IN-THE-MONEY, OPTIONS/
                                                                   FISCAL YEAR END           SARS AT FISCAL YEAR END(2)
                             SHARES ACQUIRED      VALUE      ----------------------------   ----------------------------
           NAME                ON EXERCISE     REALIZED(1)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
- ---------------------------  ---------------   -----------   -----------    -------------   -----------    -------------
Charles E. Clough..........           0                0        99,000          15,000       $ 121,875        $26,250
William E. Mitchell........           0                0             0          45,000               0              0
John G. Barnes.............           0                0        37,200           3,600       $  48,750        $ 6,300
John J. Montesi............           0                0        45,200           3,600       $ 166,500        $ 6,300
Joseph R. Kershaw..........       2,440          $34,465        45,200           3,600       $ 166,500        $ 6,300
William Luke...............           0                0        37,200           3,600       $  48,750        $ 6,300

- ---------------

(1) Represents the difference between the closing price on the New York Stock Exchange of Nashua's common stock on the date of exercise ($26.125) and the exercise price of the options.


(2) Represents the difference between the closing price on the New York Stock Exchange of Nashua's common stock on December 31, 1993 ($27.50) and the exercise price of the options/SARs.

PENSION PLAN

     The following table shows estimated annual benefits payable upon retirement under the Nashua Corporation Retirement Plan for Salaried Employees, which includes the individuals listed in the Summary Compensation table:

                           ESTIMATED PENSION BENEFITS

  AVERAGE ANNUAL                             YEARS OF SERVICE
COMPENSATION FROM     --------------------------------------------------------------
 JANUARY 1, 1990                                                            25 OR
  TO RETIREMENT       5 YEARS      10 YEARS     15 YEARS     20 YEARS     MORE YEARS
- ------------------    --------     --------     --------     --------     ----------
    $  125,000        $ 13,750     $ 27,500     $ 41,250     $ 55,000      $  68,750
       250,000          27,500       55,000       82,500      110,000        137,500
       375,000          41,250       82,500      123,750      165,000        206,250
       500,000          55,000      110,000      165,000      220,000        275,000
       625,000          68,750      137,500      206,250      275,000        343,750
       750,000          82,500      165,000      247,500      330,000        412,500
       875,000          96,250      192,500      288,750      385,000        481,250
     1,000,000         110,000      220,000      330,000      440,000        550,000

     Compensation covered by this plan generally refers to total annual cash compensation, including salary and bonus, but excluding certain items such as the value of stock option awards and employer allocations to the Supplemental Compensation Plan and 401(k) Savings Plan. As of December 31, 1993, the individuals named in the Summary Compensation Table had the following years of service credited under the plan: Mr. Clough, 33 years; Mr. Mitchell, 0 years; Mr. Barnes, 9 years; Mr. Montesi, 29 years; Mr. Kershaw, 30 years; and Mr. Luke, 10 years.

     The estimated annual benefits shown above are subject to an offset for 50% of a participant's primary Social Security benefit. Benefits as shown above, minus the 50% offset for social security benefit, are available for participants whose pensions start after reaching age 65. Participants who have five or more years of service are eligible to receive pensions after reaching age 60 and participants who have ten or more years of service are eligible to receive pensions after reaching age 55, but payments are reduced 4.2% per year for each year that they start receiving benefits earlier than at age 65. Payments are further reduced for participants whose credited service began before age 40 and terminate employment with Nashua prior to reaching age 55.

     The Employee Retirement Income Security Act of 1974 places limitations on pensions which may be paid under plans qualified under the Internal Revenue Code. Amounts exceeding such limitations may be paid outside of qualified plans. Nashua has a Supplemental Unfunded Excess Retirement Benefit Plan providing for such amounts for its employees including the six executives named in the compensation table.

SEVERANCE AGREEMENTS

     The Company has entered into severance agreements with Messrs. Clough, Mitchell, Barnes, Montesi, Kershaw and Luke in order to ensure their continued service to Nashua in the event of an attempt by a person or group of persons to gain control of Nashua. Such severance agreements provide that upon termination of employment under certain circumstances within three years of a "change in control" as defined in these agreements, the employee would receive severance pay equal to three times the sum of his annual salary and bonus. In addition, if after one year following the "change in control" the executive elects to terminate employment, he would receive the above described severance pay. Additional payments are required in amounts such that after the payment of all taxes, the executive will be in the same after tax position as if no excise tax under Section 4999 of the Internal Revenue Code had been imposed. In addition, the agreements provide for the immediate vesting of deferred bonus awards upon such termination and the continuation for specified periods of certain other benefits. In the event that Mr. Mitchell's employment is terminated as a result of a decision by Nashua unrelated to any "change in control" which is involuntary on his part (other than for malfeasance), Nashua has agreed to provide Mr. Mitchell with 36 months of salary continuation commencing when such termination occurs.

EXECUTIVE SALARY COMMITTEE REPORT

     The Executive Salary Committee is composed of the non-employee directors listed below. The Committee administers the Management Incentive Compensation Program, the Company's stock option plans and the Company's Supplemental Compensation Plan. Each year the Committee reviews the Chief Executive Officer's performance against objectives and sets the Chief Executive Officer's base salary. The Committee also reviews the performance and the salary levels of the other executives listed on the compensation table and makes decisions regarding the above plans and programs.

     The Committee's compensation policies applicable to the Chief Executive Officer and the other executives listed on the compensation table for 1993 are as follows:

          Base salaries should be at competitive levels so as to attract and retain well qualified executives. Executive base salaries are generally at or near the median base salaries for similar positions in companies with corporate sales ranging generally from $500 million to $1 billion based on survey data of 62 such companies from a national executive compensation consulting firm. None of the three companies listed in the photofinishing peer group with respect to the Company's performance graph were included in the survey. Mr. Clough's base salary was 114% of the median base salary for chief executive officers in such survey group.

          Incentive compensation paid in cash should be awarded to support company objectives based on company and division performance during the preceding year. The Company's Management Incentive Compensation Program provides that cash awards may be granted each year by the Committee based on corporate and division performance. For the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, award targets for 1993 were based on the Company's earnings per share. For other executive officers listed on the compensation table, award targets for 1993 were based on the Company's earnings per share and the earnings of the division for which they are responsible. No incentive compensation cash payments were authorized by the Committee to any of the officers listed on the compensation table with respect to 1993 since the predetermined corporate and relevant division targets had not been met.

          Long-term equity-based compensation should be awarded to provide incentive to executives to create value for stockholders and give the executives a substantive ownership interest in the Company's success. The Committee believes stock option grants should be made annually on a generally consistent basis for approximately the same number of shares. A special grant of 45,000 options was awarded to Mr. Mitchell as part of his employment contract. The Committee does not consider the amount of Company stock or the amount and terms of stock options already held by any executive in making its determinations.

          Supplemental life insurance and supplemental retirement payments should be provided for key executives to assist in the attraction and retention of management. The Company's Supplemental

     Compensation Plan provides for a death benefit after retirement of two times the participant's last annual base salary and a life insurance benefit before retirement of three times the participant's then current base salary, in lieu of the life insurance benefit of two times the participant's then current annual base salary plus bonus payable under the Company's general group life insurance policy. Under this Plan the Company also maintains an account for each participant to provide the participant with supplemental retirement payments. The participant is eligible to receive these payments upon retirement from Nashua Corporation after 5 years of service. Payment amounts will be determined by the value of his account at the time payments commence and prevailing market rates for annuities. The Committee approved the following additional amounts to be set aside for 1993 in the following executives' supplemental retirement accounts: Mr. Clough, $124,335 and Mr. Luke, $23,061.

     The Committee has not yet had occasion to adopt any policy on the new tax law disallowing deductions on compensation in excess of $1 million for certain executives of public companies. The Company believes that options granted under its stock option plans are exempt from the limitation and that other compensation expected to be paid during 1994 will be below the compensation limitation.

                                            Executive Salary Committee

                                                 John M. Kucharski, Chairman
                                                 Joseph A. Baute
                                                 Richard E. Carter
                                                 James F. Orr III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Kucharski, Baute, Carter, Orr and Ronald J. Jackson (who was a director until April 23, 1993) served as members of the Executive Salary Committee during 1993. None of those individuals had any transactions or relationships with the Company, or "interlocking" or cross-Board memberships, in 1993 that are required to be disclosed under SEC rules, except that the Company purchases group life and disability insurance from UNUM Corporation, of which Mr. Orr is Chairman, Chief Executive Officer and President. The aggregate premiums paid by the Company to UNUM for this insurance in 1993 were $691,186.

                               PERFORMANCE GRAPHS

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's common stock against the cumulative total return of the S&P-500 Index and a composite peer group for the five years commencing December 31, 1988 and ending December 31, 1993. The Company selected a peer group because, having several distinct lines of business, it did not believe that published industry or line-of-business indexes provided an adequate measure for comparison of the Company as a whole.

     The Company has four distinct lines of business: coated products, photofinishing, computer products and office supplies. In constructing a composite peer group, the Company selected published indexes to represent three lines of business and, because no published photofinishing index was available, has selected a peer group for that segment. The three indexes are: for coated products, the S&P Paper and Forest Products Index; for computer products, the S&P Computer Systems Index; and for office supplies, the S&P Office Equipment & Supplies Index. As peer companies in the photofinishing segment the Company selected Eastman Kodak Company, Seattle Filmworks, Inc. and The Actava Group, Inc. and weighted them by market capitalization. The Company then weighted the three indexes and photofinishing peer group in proportion to the 1993 revenues of each of Nashua's respective four lines of business.

      Measurement Period            Nashua          S&P 500        Composite
    (Fiscal Year Covered)         Corporation        Index         Peer Group
1988                                  100             100             100
1989                                   98             132             104
1990                                   97             127              98
1991                                   67             166             121
1992                                   85             179             124
1993                                   84             197             147

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares and percentage of Nashua's common stock deemed to be beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table above and by all directors and officers of Nashua as a group, as of March 15, 1994:

                                                              AMOUNT AND NATURE         PERCENT OF
                                                                OF BENEFICIAL             SHARES
                            NAME                                OWNERSHIP(a)            OUTSTANDING
                            ----                              -----------------         -----------
John G. Barnes..............................................        50,547(b)(i)              *
Joseph A. Baute.............................................         1,700(c)                 *
Richard E. Carter...........................................        56,630(c)                 *
Charles E. Clough...........................................       162,900(d)(i)            2.6
Thomas W. Eagar.............................................         1,100(c)                 *
Charles S. Hoppin...........................................         3,000(c)                 *
Joseph R. Kershaw...........................................        58,186(e)(i)              *
John M. Kucharski...........................................         2,300(c)                 *
William Luke................................................        44,185(f)(i)              *
William E. Mitchell.........................................             0                   --
John J. Montesi.............................................        69,343(g)(i)            1.1
Guy W. Nichols..............................................         6,000(c)                 *
James F. Orr III............................................         2,000(c)                 *
James Brian Quinn...........................................         1,622(c)                 *
Directors and Officers as a group (19 persons)..............       493,420(h)(i)            7.8

- ---------------

*Less than 1%


(a) Information as to the interests of the respective nominees has been furnished in part by them. The inclusion of information concerning shares held by or for their wives or children or by corporations in which they have an interest does not constitute an admission by such nominees of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning.

(b) Includes 34,800 shares Mr. Barnes has a right to acquire through the exercise of stock options prior to May 31, 1994.

(c) Includes 1,000 shares each outside Director has a right to acquire through the exercise of stock options prior to May 31, 1994.

(d) Includes 2,084 shares Mr. Clough holds as custodian for his children and 93,216 shares he has a right to acquire through the exercise of stock options prior to May 31, 1994.

(e) Includes 48,800 shares Mr. Kershaw has a right to acquire through the exercise of stock options prior to May 31, 1994.

(f) Includes 40,800 shares Mr. Luke has a right to acquire through the exercise of stock options prior to May 31, 1994.

(g) Includes 48,800 shares Mr. Montesi has a right to acquire through the exercise of stock options prior to May 31, 1994.

(h) Includes 303,700 shares which the directors and officers of Nashua have the right to acquire through exercises of stock options prior to May 31, 1994.

(i) Includes shares held in trust under the Employee's Savings Plan under which the participating employee has voting power as to the shares in his account. As of December 31, 1993, 2,318 such shares are held in trust for Mr. Clough's account, 1,747 shares are held in trust for Mr. Barnes account, 1,807 shares are held in trust for Mr. Montesi's account, 1,546 shares are held in trust for Mr. Kershaw's account, 608 shares are held in trust for Mr. Luke's account and 11,325 shares are held in trust for the accounts of all directors and officers as a group. No director other than Mr. Clough and Mr. Mitchell participates in the Plan.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of shares and percentage of Nashua's common stock beneficially owned by all persons known to Nashua to be the beneficial owners of more than 5% of its common stock, as of March 15, 1994:

                                                                  AMOUNT AND NATURE   PERCENT OF
                                                                    OF BENEFICIAL    COMMON STOCK
                     NAME OF BENEFICIAL OWNER                         OWNERSHIP      OUTSTANDING
- -----------------------------------------------------------------------------------  ------------
GAMCO Investors, Inc./Gabelli Funds, Inc./Gabelli Performance
  Partnership/Gabelli International Limited(a)....................      628,300(b)       9.94%
     655 Third Avenue, New York, NY 10017
President and Fellows of Harvard College/Harvard Yenching
  Institute(c)....................................................      316,700(d)       5.01%
     600 Atlantic Avenue, Boston, MA 02210
- ---------------

(a) Information is based on a joint Schedule 13D (Amendment No. 4) dated July 20, 1992, furnished by such beneficial owners, which are affiliated with one another.

(b) GAMCO Investors, Inc. owns 318,300 shares, for which it has sole dispositive power. It has sole voting power with respect to 278,300 of these shares. Gabelli Funds, Inc. owns 288,000 shares for which it has shared dispositive power and shared voting power. Gabelli Performance Partnership owns 15,000 shares for which it has sole dispositive power and sole voting power. Gabelli International Limited owns 7,000 shares for which it has sole voting and sole dispositive power.

(c) Information is based on Schedule 13G dated February 11, 1994, furnished by such beneficial owners, which are affiliated with one another.

(d) President and Fellows of Harvard College owns 309,800 shares, for which it has sole voting and dispositive power. Harvard Yenching Institute owns 6,900 shares, for which it has sole voting and dispositive power.

                            INDEPENDENT ACCOUNTANTS

     Representatives of Price Waterhouse, Nashua's independent accountants, are expected to be present at the stockholders' meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal which is to be included in the proxy materials for the 1995 annual meeting must be received by Nashua on or before November 21, 1994. Such proposals should be directed to Nashua Corporation, 44 Franklin Street, P.O. Box 2002, Nashua, New Hampshire 03061-2002, Attention: Suzanne L. Ansara, Assistant Secretary.

                                 MISCELLANEOUS

     The Board of Directors does not presently know of any other matters to be presented to the annual meeting. If any other matters are brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies on such matters in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

     The cost of solicitation of proxies will be borne by Nashua. In addition to the use of the mails, proxies may be solicited by officers and regular employees of Nashua, without extra compensation, by telephone or by other means of communication. Nashua will reimburse banks, brokers or other similar agents or fiduciaries for forwarding proxy material to beneficial owners of common stock.

     Nashua has also retained Morrow & Co. to aid in the solicitation of proxies by personal interview, or by telephone or by other means of communication. Nashua anticipates that the cost of such service will not exceed $5,000.

     Nashua will provide free of charge to any stockholder from whom a proxy is solicited pursuant to this proxy statement, upon written request from such stockholder, a copy of Nashua's annual report filed with the Securities and Exchange Commission on Form 10-K for Nashua's fiscal year ended December 31, 1993. Requests for such report should be directed to Nashua Corporation, 44 Franklin Street, P.O. Box 2002, Nashua, New Hampshire 03061-2002, Attention:
Suzanne L. Ansara, Assistant Secretary.

                                          PAUL BUFFUM
                                          Secretary

Nashua, New Hampshire
March 21, 1994

PROXY
NASHUA CORPORATION
PROXY for Annual Meeting of Stockholders - April 22, 1994
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoint(s) FRANCIS J. LUNGER, WILLIAM LUKE and PAUL BUFFUM and each of them attorneys or attorney of the undersigned (with full power of substitution in them and in each of them), for and in the name(s) of the undersigned to vote and act at the annual meeting of the stockholders of Nashua Corporation, to be held at the Fleet Bank, 75 State Street, Boston, Massachusetts, on April 22, 1994 at 10:00 A.M., or any adjournment thereof, upon or in respect of all shares of stock of Nashua Corporation upon or in respect of which the undersigned would be entitled to vote or act, and with all the powers the undersigned would possess, if personally present, upon all matters which may properly come before said meeting, as described in the Proxy Statement and Notice dated March 21, 1994, receipt of which is hereby acknowledged.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AS MORE SPECIFICALLY SET FORTH IN THE PROXY STATEMENT; IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

        The Board of Directors recommends a vote FOR all nominees named in Proposal 1.

        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE

- ----------------
SEE REVERSE SIDE
- ----------------
/X/ Please mark votes as in this example.

NOTE: Signature should be exactly as name appears on imprint. If stock is registered in the names of two or more persons as joint owners, trustees or otherwise, the proxy should be personally signed by each of them or accompanied by proof of authority of less than all to act. In the case of executors, administrators, trustees, guardians and attorneys, unless the stock is registered in their names, proof of authority should accompany this proxy.

1.  Election of Directors.
Nominees: Joseph A. Baute, Richard E. Carter, Charles E. Clough, Thomas W. Eagar, Charles S. Hoppin, John M. Kucharski, William E. Mitchell, Guy W. Nichols, James F. Orr III, James Brian Quinn.

                FOR                           WITHHELD
                / /                             / /

/ /
- --------------------------------------
For all nominees except as noted above


MARK HERE
FOR ADDRESS    / /
CHANGE AND
NOTE AT LEFT

PLEASE FILL IN DATE, SIGN AND MAIL THIS PROXY IN
THE ENCLOSED POST-PAID RETURN ENVELOPE.



Signature:                              Date:
          -----------------------------      -----------------

Signature:                              Date:
          -----------------------------      -----------------